EXHIBIT 4.5

DESCRIPTION OF THE REGISTRANT’S COMMON STOCK
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Third Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Second Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation and our for additional information.
Authorized Capital Shares
Our authorized capital consist of 600,000,000 shares of Class A common stock with a par value of $0.0001 (“Class A Common Stock”), 20,000,000 shares of Class C common stock with a par value of $0.0001 per share (“Class C Common Stock”) and 1,000,000 shares of preferred stock with a par value of $0.0001 per share (“Preferred Stock”). The outstanding shares of our Class A Common Stock are fully paid and nonassessable.
Voting Rights
Subject to the rights of holders of outstanding shares of Preferred Stock, the holders of Class A Common Stock and Class C Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Class A Common Stock and Class C Common Stock do not have cumulative voting rights.
Dividend Rights
Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Class A Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.
Liquidation Rights
Subject to any preferential rights of outstanding shares of Preferred Stock, holders of the Class A Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.
Other Rights and Preferences
Our Class A Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Class A Common Stock may not act by unanimous written consent.
Listing
The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “CDEV.”